Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166216 on Form S-8 and Registration Statement No. 333-173823 on Form S-3 of DynaVox Inc. and subsidiaries relating to the financial statements and financial statement schedules of DynaVox Inc. and subsidiaries (the “Successor”) as of July 1, 2011 and July 2, 2010 and for the fiscal year ended July 1, 2011 and the period from April 28, 2010 through July 2, 2010 and DynaVox Systems Holdings LLC (the “Predecessor”) for the period from July 4, 2009 through April 27, 2010 and the fiscal year ended July 3, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Successor’s initial public offering transaction), appearing in this Annual Report on Form 10-K of DynaVox Inc. for the year ended July 1, 2011.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

September 27, 2011